                                                                    Exhibit 99.4

      NATIONAL MEDIA CORPORATION COMPLETES ACQUISITION OF TWO PACIFIC RIM TELEVISION MARKETERS: TRANSACTION VALUED AT APPROXIMATELY $22 MILLION

          PHILADELPHIA, July 8 / PRNewswire/ -- National Media Corporation (NYSE: NM) today announced that it has completed its acquisition of two television marketing companies, one doing business in New Zealand and throughout Asia and the other doing business in Australia.

          The two companies, Prestige Marketing (doing business in New Zealand and throughout Asia) and Suzanne Paul (doing business in Australia) were formerly joint venture partners in New Zealand and Australia with Quantum International Limited, a National Media Corporation international subsidiary. National Media's agreements to acquire the two companies were announced on May 30, 1996.

          The companies are the two largest direct response television companies in Australia and New Zealand and were the two largest independent, direct response companies operating in the Pacific Rim.

          Mark P. Hershhorn, President and Chief Executive Officer of National Media Corporation, said, "We're delighted to have quickly completed our acquisitions of Prestige Marketing and Suzanne Paul and to make them part of the National Media family of global companies. We expect these new subsidiaries of National Media Corporation to begin adding revenues and profits from day one."

          The acquisitions were funded by a combination of $4.2 million in cash, a $2.8 million note payable and 787,879 shares of National Media Corporation common stock. Combined, the two companies produced approximately $35 million in revenues and approximately $6 million in net income during the last fiscal year.

          Together, the companies market more than 60 products directly, and in concert with their licensee (TV Media, an independent company not part of the transaction). Prestige Marketing and Suzanne Paul direct response television programming appears on 30 different networks in Australia, New Zealand, Hong Kong, Singapore, Malaysia, Indonesia, Thailand, the Philippines, South Africa, Fiji, Taiwan, Japan and Russia.

          Paul Meier, Managing Director of Prestige Marketing, said, "We're pleased to have joined the world's premier television marketing company. We have every confidence that this joining of forces will provide the marketing power and expertise to fully realize all the opportunity present in this part of the world."

          National Media Corporation is the world's largest publicly held infomercial company and has built a strong, integrated, global consumer with its subsidiaries, brings infomercial programming to more than 270 million households worldwide.

                                      1